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                                             FILED PURSUANT TO RULE 424(B)(3)
                                                   REGISTRATION NO. 333-72440
                                                                    333-72440-01


                             Mediacom Broadband LLC
                         Mediacom Broadband Corporation

                 SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 7, 2001

         The prospectus dated November 7, 2001 of Mediacom Broadband LLC and Mediacom Broadband Corporation is hereby amended as follows:

o The last two sentences of (a) the first paragraph under the section entitled "Prospectus Summary--Recent Developments" located on page 4 of the prospectus, (b) the first paragraph under the section entitled "Risk Factors--If the current supplier of high-speed Internet service to our customers is unable or refuses to continue to provide this service, our ability to obtain additional revenues from offering this service will be impaired" located on page 19 of the prospectus and (c) the carry-over paragraph under the section entitled "Business--Products and Services--High-Speed Internet Access" located on pages 57-58 of the prospectus, are revised as follows:

              These motions were heard on November 30, 2001 at which time the bankruptcy court granted Excite@Home's motion to reject its agreements with the cable companies. The order authorized but did not direct Excite@Home to terminate services to cable customers. On December 3, 2001, we entered into an agreement with Excite@Home that obligates Excite@Home to provide continuous high-speed Internet service to our customers through the end of February 2002. This agreement is subject to final approval of the bankruptcy court.

o The second sentence of (a) the second paragraph under the section entitled "Prospectus Summary--Recent Developments" located on page 4 of the prospectus, (b) the second paragraph under the section entitled "Risk Factors--If the current supplier of high-speed Internet service to our customers is unable or refuses to continue to provide this service, our ability to obtain additional revenues from offering this service will be impaired" located on page 19 of the prospectus and (c) the fourth paragraph under the section entitled "Business--Products and Services--High-Speed Internet Access" located on page 58 of the prospectus, is revised as follows:

              These options include establishing a relationship with other providers of high-speed Internet service or developing the infrastructure and expertise necessary to provide the service ourselves.

o The principal corporate trust office of the Trustee in the second paragraph under the section entitled "Description of the Notes--Principal, Maturity and Interest" located on page 82 of the prospectus is revised as follows:

                  101 Barclay Street, Floor 21W, New York, New York 10286

o Item (h) in the carry-over paragraph under the section entitled "Description of the Notes--Events of Default" located on pages 87-88 of the prospectus is deleted.

o The address and fax number in the paragraph under the section entitled "Exchange Offer--Exchange Agent" located on page 125 of the prospectus is revised as follows:

                  The Bank of New York
                  Reorganization Department
                  15 Broad Street, 16th Floor
                  New York, New York 10007
                  Attention: William Buckley
                  Fax Number: (212) 235-2261

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         The Letter of Transmittal of Mediacom Broadband LLC and Mediacom
Broadband Corporation which accompanied the prospectus is hereby amended as follows:

o The information set forth on page 1 of the Letter of Transmittal concerning delivery of the Letter of Transmittal to the Exchange Agent is revised as follows:

             By Registered or Certified Mail:        Facsimile Transmissions:
                   The Bank of New York            (Eligible Institutions Only)
                 Reorganization Department                (212) 235-2261
                15 Broad Street, 16th Floor
                 New York, New York 10007
                Attention: William Buckley

              By Hand or Overnight Delivery:         To Confirm by Telephone:
                   The Bank of New York              or for Information Call:
                 Reorganization Department               William Buckley
                15 Broad Street, 16th Floor               (212) 235-2352
                 New York, New York 10007
                Attention: William Buckley

         The Notice of Guaranteed Delivery of Mediacom Broadband LLC and Mediacom Broadband Corporation which accompanied the prospectus is hereby amended as follows:

o The information set forth on page 1 of the Notice of Guaranteed Delivery concerning delivery of the Notice of Guaranteed Delivery to the Exchange Agent is revised as follows:

             By Registered or Certified Mail:       Facsimile Transmissions:
                   The Bank of New York           (Eligible Institutions Only)
                 Reorganization Department               (212) 235-2261
                15 Broad Street, 16th Floor
                 New York, New York 10007
                Attention: William Buckley

              By Hand or Overnight Delivery:        To Confirm by Telephone:
                   The Bank of New York             or for Information Call:
                 Reorganization Department              William Buckley
                15 Broad Street, 16th Floor              (212) 235-2352
                 New York, New York 10007
                Attention: William Buckley


December 4, 2001


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